UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 November 27, 2006
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On December 1, 2006, Lincoln JP Holding, L.P., a wholly owned subsidiary of Lincoln National Corporation and successor to Jefferson-Pilot Corporation, called for redemption on January 15, 2007 of all of its outstanding 8.14% Junior Subordinated Deferrable Interest Debentures, Series A due 2046 (the “Junior Subordinated Debentures”), which are held by Jefferson-Pilot Capital Trust A. As a result, all of the outstanding 8.14% Capital Securities, Series A and 8.14% Common Securities of Jefferson-Pilot Capital Trust A will be redeemed on January 15, 2007. The redemption price for the Capital Securities, Series A will be $1,040.70 per security, for a total principal amount of $208,140,000, plus any accrued distributions through the redemption date.

The aggregate principal amount of the Junior Subordinated Debentures to be redeemed is $214,577,770.20, plus accrued interest thereon through the redemption date. The Junior Subordinated Debentures were originally issued on January 21, 1997 and, in accordance with their terms, are subject to optional redemption by Lincoln JP Holdings on or after January 15, 2007. Pursuant to the terms of its Amended and Restated Trust Agreement, Jefferson-Pilot Capital Trust A is required to use the proceeds it receives from the redemption of the Junior Subordinated Debentures to redeem its 8.14% Capital Securities, Series A and 8.14% Common Securities on the same day.

For additional information, please see the press release announcing the redemption attached as Exhibit 99.1 hereto.

Item 8.01. Other Events.

As previously announced, on November 3, 2006, Lincoln National Corporation (“LNC” or “we”) entered into an agreement with Lehman Brothers Finance S.A. (“Lehman Brothers”) to purchase approximately 2.3 million shares of our common stock for an aggregate initial purchase price of $150 million under an accelerated stock buyback program. Under the Confirmation dated November 3, 2006, which contains the principal terms and provisions governing the program between LNC and Lehman Brothers, LNC could receive from, or could be required to pay, Lehman Brothers a price adjustment based on the volume weighted average share price (“VWAP”) of LNC’s common stock during the term of the program. Under the Confirmation, the default method to settle the price adjustment was in shares of common stock.

The program terminated on November 27, 2006. As a result of the aggregate initial purchase price being greater than the VWAP during the term of the program, Lehman Brothers will deliver to us approximately 17,000 shares of our common stock in final settlement of the program. These shares will be retired and recorded as a reduction in shareholders’ equity on LNC’s Consolidated Balance Sheet.

In the ordinary course of their business, Lehman Brothers and its affiliates have engaged, and may in the future engage, in financial advisory and/or investment banking transactions with LNC and its affiliates. They have received and will receive customary fees and commissions for these transactions.

Item 9.01 - Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 10.1 Confirmation Agreement, dated November 3, 2006, relating to LNC’s accelerated stock repurchase program with Lehman Brothers Finance, S.A.*

Exhibit 99.1     Press release dated December 1, 2006.

* Portions of the exhibit have been redacted and are subject to a confidential treatment request filed with the Secretary of the Securities and Exchange Commission (“SEC”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By: /s/Frederick J. Crawford
Frederick J. Crawford
Senior Vice President and
Chief Financial Officer

Date: December 1, 2006

Exhibit Index

Exhibit 10.1	Confirmation Agreement, dated November 3, 2006, relating to LNC’s accelerated stock repurchase program with Lehman Brothers Finance, S.A.*
Exhibit 99.1	Press release dated December 1, 2006.
* Portions of the exhibit have been redacted and are subject to a confidential treatment request filed with the Secretary of the Securities and Exchange Commission (“SEC”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.